Exhibit 10.1

TWO HARBORS INVESTMENT CORP.

INCENTIVE COMPENSATION RECOUPMENT POLICY

Amended and Restated Effective December 1, 2023

1.	Introduction. The Board of Directors (the “Board”) of Two Harbors Investment Corp. (the “Company”) has determined that it is in the best interests of the Company and its stockholders to adopt a policy (the “Policy”) providing for the Company’s recoupment of Erroneously Awarded Compensation and other Recoverable Amounts from Covered Persons. This Policy is designed to comply with, and shall be interpreted to be consistent with, Section 10D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10D-1 promulgated under the Exchange Act (“Rule 10D-1”) and Section 303A.14 of the NYSE Listed Company Manual. All capitalized terms not defined herein shall have the meanings set forth in Section 3 of this Policy.

2.	Effective Date. This Policy is amended and restated as of December 1, 2023 (the “Effective Date”) and shall apply to all Erroneously Awarded Compensation and other Recoverable Amounts paid or awarded within the time periods referenced herein. The adoption of this Policy shall not preclude or restrict the Company from recovering compensation as may otherwise be required or permitted by the federal securities laws, the rules and standards of the NYSE or other applicable laws.

3.	Definitions. For purposes of this Policy, the following terms shall have the meanings set forth below:

a.	“Accounting Restatement” means the accounting restatement of any of the Company’s financial statements filed with the Securities and Exchange Commission under the Exchange Act or the Securities Act of 1933, as amended, due to the Company’s material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

b.	“Applicable Period” means the three completed fiscal years immediately preceding the date on which the Company is required to prepare an Accounting Restatement, as well as any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years (except that a transition period that comprises a period of at least nine months shall count as a completed fiscal year). The “date on which the Company is required to prepare an Accounting Restatement” is the earlier to occur of (i) the date the Board, or a committee of the Board, concludes, or reasonably should have concluded, that the Company is required to prepare an Accounting Restatement or (ii) the date a court, regulator or other legally authorized body directs the Company to prepare an Accounting Restatement, in each case, regardless of if or when the restated financial statements are filed.

c.	"Clawback Eligible Incentive Compensation” means all Incentive-Based Compensation (calculated on a pre-tax basis) received by a Covered Person (i) on or after the Effective Date, (ii) after beginning service as a Covered Person, (iii) who served as a Covered Person at any time during the applicable performance period relating to any Incentive-Based Compensation (whether or not such Covered Person is serving at the time any Erroneously Awarded Compensation is required to be repaid to the Company), (iv) while the Company has a class of securities listed on a national securities exchange or a national securities association, and (v) during the Applicable Period. The amount of Clawback Eligible Incentive Compensation shall be determined by the Board in its sole discretion and in accordance with applicable laws and regulations, including The Dodd-Frank Wall Street Reform and Consumer Protection Act and the NYSE listing standards.

d.	“Code” means the Internal Revenue Code of 1986, as amended.

e.	“Covered Person” means any current or former executive officer of the Company as determined by the Board in accordance with the definition of “executive officer” set forth in Rule 10D-1.

f.	“Detrimental Conduct” means a knowing violation of the Company’s written policies or the willful commission of an act of fraud, dishonesty, gross recklessness or gross negligence in the performance of a Covered Person’s duties, as determined by the Board in its sole discretion.

g.	“Erroneously Awarded Compensation” means, with respect to each Covered Person in connection with an Accounting Restatement, the amount of Clawback Eligible Incentive Compensation that exceeds the amount of Incentive-Based Compensation that, as determined by the Board in its sole discretion, would have been received had it been determined based on the restated amounts in the Accounting Restatement, which amount shall be computed without regard to any taxes paid.

h.	“Financial Reporting Measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. A Financial Reporting Measure need not be presented within the financial statements or included in a filing with the Securities and Exchange Commission.

i.	“Incentive-Based Compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a Financial Reporting Measure. Incentive-Based Compensation shall be deemed “received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment, vesting, settlement or grant of the Incentive-Based Compensation occurs after the end of that period.

j.	“NYSE” means the New York Stock Exchange.

k.	“Original Adoption Date” means March 18, 2021.

l.	“Recoverable Amounts” means any cash incentive-based compensation (other than base salary) or equity compensation (including stock options, restricted stock, time-based restricted stock units, performance-based restricted stock units, and any other equity awards) awarded after the Original Adoption Date in respect of any Company plan, agreement or program provided to a Covered Person (including compensation awarded, earned, paid or payable to a Covered Person), including any short-term incentive award or amount or long-term incentive award or amount, including stock options, stock appreciation rights, restricted stock or units, and performance-based equity or other equity-based awards. “Recoverable Amounts” shall not include any Erroneously Awarded Compensation that has been recouped by the Company pursuant to Section 5 of this Policy.

4.	Administration.

a.	This Policy shall be administered by the Board. The Board shall have full discretionary authority to make any and all determinations required under this Policy. The Board shall interpret and construe this Policy and shall take such actions and prescribe such rules and regulations in connection with the operation of this Policy as it determines to be necessary, appropriate or advisable for the administration of this Policy, and may rescind and amend its regulations from time to time, in each case, consistent with this Policy. Any interpretations or determinations made by the Board with respect to this Policy shall be final, conclusive and binding on all interested parties and need not be uniform with respect to each Covered Person.

b.	The Board may delegate determinations to be made under the Policy to the Compensation Committee of the Board. If so delegated, the Board and the Compensation Committee will be collectively referred to in this Policy as the “Board.”

c.	The Board may amend or terminate this Policy at any time without notice; provided, however, that no amendment or termination of this Policy shall be effective if such amendment or termination would cause the Company to violate any federal securities laws, the rules and standards of the NYSE or other applicable laws.

5.	Mandatory Recoupment of Erroneously Awarded Compensation.

a.	In the event the Company is required to prepare an Accounting Restatement, the Company shall reasonably promptly recoup any Erroneously Awarded Compensation received by any Covered Person during the Applicable Period. Such recoupment shall be made without regard to any individual knowledge or responsibility related to the Accounting Restatement or the Erroneously Awarded Compensation, and regardless of whether the Company’s or a Covered Person’s misconduct or other action or omission was the cause for such Accounting Restatement. Further, if the achievement of one or more Financial Reporting Measures was considered in determining the Incentive-Based Compensation received by a Covered Person, but the Incentive-Based Compensation was not paid or awarded on a formulaic basis, the Board will in its good faith discretion determine the amount of any Erroneously Awarded Compensation that must be recouped with respect thereto.

b.	For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in an Accounting Restatement:

i.	the amount must be based on a reasonable estimate of the effect of the Accounting Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received; and

ii.	the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to the NYSE.

c.	All Erroneously Awarded Compensation shall be recouped by the Company pursuant to the terms of this Policy except to the extent that the Board has determined in good faith that recoupment would be impracticable for any of the following reasons:

i.	the direct expense paid to a third party to assist in enforcing the Policy would exceed the amount to be recovered; before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on expense of enforcement, the Company must make a reasonable attempt to recover such Erroneously Awarded Compensation, document such reasonable attempt(s) to recover, and provide that documentation to the NYSE;

ii.	recoupment would violate home country law where that law was adopted prior to November 28, 2022; before concluding that it would be impracticable to recover any amount of Erroneously Awarded Compensation based on violation of home country law, the Company must obtain an opinion of home country counsel, acceptable to the NYSE, that recovery would result in such a violation, and must provide such opinion to the NYSE; or

iii.	recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

d.	Upon any recoupment determination by the Board, the Board shall notify the Covered Person in writing of its determination. The Board shall, in its sole discretion, determine the method for recouping Erroneously Awarded Compensation under this Policy, which may include one or more of the following:

i.	requiring reimbursement of any cash incentive compensation previously paid;

ii.	seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer or other disposition of any equity-based awards;

iii.	offsetting the recouped amount from any compensation otherwise owed by the Company to the Covered Person;

iv.	cancelling outstanding vested or unvested equity awards;

v.	cancelling or offsetting against any planned future cash or equity-based awards; and/or

vi.	taking any other remedial and recovery action permitted by law, as determined by the Board;

provided, however, that although the Company does not guarantee any particular tax treatment to any Covered Person, the Board shall use reasonable efforts to avoid selecting a method for recovery of Incentive-Based Compensation that would (A) result in the Covered Person being subject to the interest and additional tax provisions of Code Section 409A(a)(1)(B) thereof or (B) have any similar effect under any similar law of any jurisdiction to which the Company or any Covered Person is subject; provided, further, that in no event shall the Company accept an amount that is less than the Erroneously Awarded Compensation in satisfaction of the Covered Person’s obligations hereunder.

e.	For the avoidance of doubt, in no event shall the Company be required to award any Covered Person an additional payment or other compensation if the restated financial statements in an Accounting Restatement would have resulted in the grant, payment or vesting of Incentive-Based Compensation that is greater than the Incentive-Based Compensation actually received by the Covered Person.

f.	To the extent that a Covered Person is required to reimburse or repay any Erroneously Awarded Compensation under this Policy, or to take any other action required or appropriate to effectuate recoupment in accordance with this Policy, then the Covered Person shall promptly repay such Erroneously Awarded Compensation and shall promptly take all such other actions, upon the Company’s demand or within a specified time period (and with or without interest), as determined by the Board in its sole discretion.

6.	Discretionary Recoupment of Recoverable Amounts.

a.	In the event that (i) the Company is required to prepare an Accounting Restatement for any fiscal year commencing after the Original Adoption Date or (ii) a Covered Person engages in Detrimental Conduct that, in the sole discretion of the Board, is likely to cause or has caused material financial, operational or reputational harm to the Company (any such event under clause (i) or (ii), a “Clawback Event”), the Board may, in its sole discretion and to the extent permitted by applicable law, seek to recover all or any portion of the Recoverable Amounts awarded to the Covered Person within the three fiscal years preceding the date on which the Board determines an Accounting Restatement or Detrimental Conduct has occurred; provided, however, that the Board may not recover Recoverable Amounts awarded to the Covered Person prior to the Original Adoption Date.

b.	The Board shall, in its sole discretion, determine the method for recouping Recoverable Amounts upon the occurrence of a Clawback Event, which may include the methods set forth in Section 5(d) above.

c.	The Board’s discretionary authority to seek the recovery of Recoverable Amounts pursuant to this Section 6 is separate from and shall not be deemed to preclude or limit the Company’s mandatory recoupment obligations set forth in Section 5; provided, however, that any “Recoverable Amounts” shall not include any Erroneously Awarded Compensation that has been recouped by the Company pursuant to Section 5.

7.	No Indemnification; No Liability. Notwithstanding the terms of any other policy, program, agreement or arrangement, in no event will the Company or any of its affiliates indemnify any Covered Person against the loss of any Erroneously Awarded Compensation or Recoverable Amounts pursuant to this Policy, nor shall the Company directly or indirectly pay or reimburse any Covered Person for any premiums for third-party insurance policies that such Covered Person may elect to purchase to fund such Covered Person’s potential recovery obligations under the Policy. Neither the Company nor any member of the Board or any other employees of the Company or its affiliates who assist in the administration of this Policy shall have any liability to a Covered Person as a result of actions taken under this Policy.

8.	No Impairment of Other Remedies. Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights that may be available to the Company pursuant to the terms of any policy or in any employment agreement, equity award agreement, or similar agreement, plan or program. This Policy does not preclude the Company from taking any other action to enforce a Covered Person’s obligations to the Company, including termination of employment, institution of civil proceedings, or reporting of the Detrimental Conduct to appropriate government authorities. This Policy is in addition to the requirements of Section 304 of the Sarbanes-Oxley Act of 2002 that are applicable to the Company’s Chief Executive Officer and Chief Financial Officer.

9.	Severability. The provisions in this Policy are intended to be applied to the fullest extent of the law; provided, however, to the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

10.	Disclosure. The Company shall make such disclosures with respect to this Policy, and any actions taken or omitted to be taken hereunder, with the Securities and Exchange Commission and the NYSE, in each case, as may be required under any applicable requirements, rules or listing standards thereof.

11.	Acknowledgment by Covered Persons. The Company shall provide notice and seek written acknowledgement of this Policy from each Covered Person, provided that the failure to provide such notice or obtain such acknowledgement shall have no impact on the applicability or enforceability of this Policy.

TWO HARBORS INVESTMENT CORP.

INCENTIVE COMPENSATION RECOUPMENT POLICY

Covered Person Acknowledgment

It is the policy of Two Harbors Investment Corp. (the “Company”) that as a Covered Person to whom the Company’s Incentive Compensation Recoupment Policy (the “Policy”) applies, you acknowledge your receipt of and agree to be subject to the terms and conditions of the Policy. A copy of the Policy is enclosed for your records. You should thoroughly review the Policy, then complete and sign the acknowledgement below and return it to the Company’s General Counsel. Any questions regarding the Policy should be directed to the Company’s General Counsel.

Acknowledgement

I, ____________________, have received a copy of the Policy which outlines the terms and conditions of the Policy and I have read and familiarized myself with the contents of the Policy. I understand that as a Covered Person of the Company, I am a “Covered Person” within the meaning of the Policy. By my signature below, I acknowledge, understand, accept and agree to be subject to the terms and conditions of the Policy, including the possible clawback or recoupment of Erroneously Awarded Compensation and/or Recoverable Amounts (within the meaning of the Policy) previously paid or awarded to me. I acknowledge that the Policy may be amended by the Board of Directors of the Company (the “Board”), or the Compensation Committee of the Board, to comply with any rules or standards adopted by a national securities exchange on which the Company’s shares are listed, or other applicable laws or regulations. I further acknowledge that I am subject to the terms and conditions of the Policy, as may be amended from time to time, notwithstanding the terms and conditions of any Company agreement, arrangement, plan, award, program or policy (whether oral or written).

I further understand and agree that any action taken by the Company pursuant to the Policy shall not constitute or give rise to any constructive termination of employment, “good reason,” breach of contract or other similar rights under any Company agreement, arrangement, plan, award, program or policy (whether oral or written) or give rise to any right I have, or otherwise could have, to indemnification from the Company or otherwise in respect thereof. In the event of any inconsistency between the Policy and the terms of any employment agreement to which I am a party, or the terms of any compensation plan, program or agreement under which any compensation has been granted, awarded, earned or paid, the terms of the Policy shall govern.

(Signature of Covered Person)

DATE: __________________________